Exhibit 4.1

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of [•], 2024 among Guardian Pharmacy Services, Inc., a Delaware corporation (the “Company”), Bindley Capital Partners I, LLC, an Indiana limited liability company (“Bindley Capital”), Pharmacy Investors, LLC, an Indiana limited liability company (“Pharmacy Investors”), Cardinal Equity Fund LP, a Delaware limited partnership (“Cardinal” and, collectively with Pharmacy Investors, the “Cardinal Stockholders”), Fred P. Burke, an individual (“Burke”), David K. Morris, an individual (“Morris”), and G. Kendall Forbes, an individual, and any Person who becomes a party hereto pursuant to Section 3.1 (collectively, the “Stockholders”, and each individually, a “Stockholder”).

RECITALS

A. The Stockholders and the Company are entering into this Agreement in connection with the underwritten initial public offering (the “IPO”) of shares of Class A Common Stock, par value $0.001 per share of the Company (“Class A Shares”) in order to govern certain of their rights and obligations with respect to the Stockholders’ ownership of Shares and the governance of the Company following consummation of the IPO.

B. After giving effect to the IPO, the Stockholders own the equity securities of the Company in the respective amounts indicated on Schedule I hereto.

Accordingly, the Company and the Stockholders agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. As used herein, the following terms will have the following meanings:

“Affiliate” means (a) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, and (b) with respect to any natural person, any spouse or lineal descendant of such person, and in each case, any trust therefor.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Shares or other Equity Securities of the Company will be calculated in accordance with the provisions of such rule. For the avoidance of doubt, no Person will be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as may be amended from time to time in accordance with the terms thereof.

“Charter” means the Certificate of Incorporation of the Company, as in effect on the date hereof and as may be amended from time to time in accordance with the terms thereof.

“Class B Shares” means shares of Class B Common Stock, par value $0.001 per share, of the Company.

“Competing Entity” means any Person that competes, directly or indirectly, with the Company or any of its Subsidiaries.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Director” means any member of the Board.

“Equity Securities” means any and all Shares or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for (whether presently convertible, exchangeable or exercisable or not) Shares or other equity securities, and options, warrants or other rights (whether presently convertible, exchangeable or exercisable or not) to Shares or other equity securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Independent Director” means a Director who would qualify as an “Independent Director” pursuant to the listing standards of the corporate governance rules for The NASDAQ Stock Market.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives (whether written or oral or in electronic or other form and whether prepared by the Company or any of its Subsidiaries or their respective Representatives), together with that portion of all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided, however, that the term “Information” will not include any information that (a) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives in violation of this Agreement, (b) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that, to such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing to such Stockholder by a contractual, legal or fiduciary obligation or (c) is independently developed by a Stockholder or its Representatives or Affiliates without use of any Information.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, or an order, act, statute, ordinance, regulation, rule, extension order or code promulgated by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including, in the case of any Stockholder, any designee nominated for election to the Board or a committee thereof by such Stockholder.

“Restricted Group” means, with respect to any Stockholder, (a) such Stockholder, (b) any Affiliate of such Stockholder (other than any portfolio company), and (c) any Group (that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act with respect to securities of the Company) of which such Stockholder or its Affiliate (other than any portfolio company) is a member, other than the Group formed by virtue of the existence of this Agreement.

“Sale of the Company” means, in any one or more related transactions, a merger (other than a merger solely for the purpose of forming a holding company with no change in indirect ownership or to effect a change in the Company’s state of incorporation), business combination or sale of all or substantially all of the Company’s assets, in each case, as a result of which the Directors immediately prior to such transaction do not represent a majority of the Board immediately following the consummation of such transaction (or series of transactions), or the stockholders of the Company immediately prior to such transaction do not, immediately following the consummation of such transaction (or series of transactions), continue to own equity securities representing more than 50% of the vote and of the equity of the Company, of the ultimate controlling Person (in the case of a merger or business combination) or Person succeeding to ownership of all or substantially all of the Company’s assets (in the case of a sale of assets).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means Class A Shares and Class B Shares.

“Significant Stockholder” means each Stockholder who, together with its Affiliates, beneficially owns 10% or more of the Company’s outstanding Shares.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, or a majority of the economic interests in such Person’s equity, are owned by such Person, either directly or indirectly, and (b) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting or equity interests or of which such Person is the general partner or managing member.

“Transfer” means mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether or not for value and whether voluntary or involuntary or by operation of law. The term “Transferred” has a correlative meaning.

“Transferee” means any Person to whom any Stockholder or any transferee thereof Transfers Equity Securities.

“Voting Securities” means at any time the then-issued and outstanding Shares and any other Equity Securities having power generally to vote for the election of Directors.

Section 1.2. As used herein, each capitalized term set forth below has the meaning set forth in the corresponding Section of this Agreement set forth below.

Agreement	Preamble
Bindley Capital	Preamble
Burke	Preamble
Cardinal	Preamble
Cardinal Stockholders	Preamble
Class A Shares	Recitals
Company	Preamble
Covered Claims	5.15(a)
Designating Stockholder	2.1(d)(ii)
IPO	Recitals
Morris	Preamble
Pharmacy Investors	Preamble
Secondary Indemnitors	5.15
Specified Indemnitee	5.15
Stockholders	Preamble

Section 1.3. Other Definitional Provisions. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation will apply:

(a) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference will be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(e) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

(f) The word “dollars” and symbol “$” mean U.S. dollars.

(g) References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors and assigns.

(h) The word “or” will be disjunctive but not exclusive.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(j) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

CORPORATE GOVERNANCE; VOTING

Section 2.1. Board of Directors Matters.

(a) Board Size and Composition. Effective as of the consummation of the IPO, in accordance with Section 15 of the Bylaws, the size of the Board has been fixed at eight Directors.

(b) Nomination of Directors. Subject to Section 2.1(e), each Stockholder agrees with the Company that it will: (i) appear in person or by proxy at each annual meeting or special meeting of the stockholders of the Company at which Directors are to be elected for the purposes of obtaining a quorum; (ii) at each such stockholders’ meeting, vote, in person or by proxy, all of the Voting Securities owned by it on the date of such meeting in favor of election of the following designees nominated for election to the Board pursuant to this Section 2.1(b) and in accordance with the Bylaws and the nomination procedures of the Company; and (iii) in any action by written consent of the holders of Voting Securities for the purpose of electing Directors, consent to election of the following designees nominated for election to the Board pursuant to this Section 2.1(b) and in accordance with the Bylaws and the nomination procedures of the Company:

(i) one individual designated as nominee for election to the Board by the Cardinal Stockholders;

(ii) two individuals designated as nominees for election to the Board by Bindley Capital;

(iii) Burke, whom the Stockholders agree to nominate, or cause to be nominated, for election to the Board;

(iv) Morris, whom the Stockholders agree to nominate, or cause to be nominated, for election to the Board; and

(v) three other Persons nominated for election to the Board by the Board, each of whom must quality as an Independent Director (with respect to both the Company and each Stockholder).

The rights of the Stockholders to designate nominees for election to the Board as set forth in Section 2.1(b)(i) and (ii) are personal to such Stockholders and may not be exercised by any Transferee, except that in the event a Stockholder no longer holds any Shares but its Affiliates continue to hold Shares transferred by such Stockholder to such Affiliates (whether directly or by Transfers through other Affiliates of such Stockholder), and such rights have not been terminated pursuant to Section 2.1(e), the rights of such Stockholder may be exercised by the Affiliates of such Stockholder to which such Shares were Transferred.

(c) Chairman of the Board. William Bindley will be the initial Chairman of the Board.

(d) Removal and Replacement; Vacancies.

(i) If a vacancy on the Board is created at any time by the death, disability, retirement, resignation or removal of any Director nominated for election to the Board pursuant to Section 2.1(b), the Company, by action of the remaining Directors, will, and the Stockholders will use their reasonable best efforts to cause the remaining Directors to, fill the vacancy created thereby with a replacement nominee designated by the Person or Persons that had designated such Director for nomination pursuant to Section 2.1(b) as promptly as practicable. Notwithstanding the foregoing, if such vacant position had been held by a Person nominated under Section 2.1(b)(iii), (iv) or (v), then the vacancy will be filled by action of the majority of the Board.

(ii) If a vacancy on the Board is created at any time by the death, disability, retirement, resignation or removal of any Director nominated for election to the Board pursuant to Section 2.1(b) and the remaining Directors have not caused the vacancy created thereby to be filled pursuant to Section 2.1(d)(i) by a new designee of the appropriate Person promptly after the Stockholders have been notified of such vacancy, then in such case the Company will take all such actions as and when requested by the Stockholder entitled, pursuant to Section 2.1(b) to designate a Person to fill such vacancy (the “Designating Stockholder”), and each other Stockholder will vote, or act by written consent with respect to, all Voting Securities beneficially owned by it on the date of the relevant vote or action to fill the vacancy with a Person designated as a replacement by the Designating Stockholder in accordance with Section 2.1(b). Upon the written request of any Person having rights under Section 2.1(b), each other Stockholder will vote, or act by written consent with respect to, all Voting Securities beneficially owned by it on the date of the relevant action to, remove any Director nominated by such Person for election to the Board pursuant to Section 2.1(b) and to elect any replacement Director designated for nomination by such Person pursuant to this Section 2.1(d).

(iii) Subject to Section 2.1(e), unless otherwise requested in writing by the Person entitled to nominate such Person for election to the Board under Section 2.1(b), no other Stockholder will take any action to cause the removal of any Directors nominated by such Person for election to the Board pursuant to Section 2.1(b).

(iv) Any vacancy on the Board that results from the termination of rights of nomination pursuant to Section 2.1(e) may be filled by action of a majority of the Board, in accordance with the Bylaws and applicable nomination procedures of the Company.

(e) Termination of Rights of Nomination. Notwithstanding anything in Section 2.1(b) to the contrary:

(i) In the case of the Cardinal Stockholders, upon the earlier of (A) such time as the Cardinal Stockholders and their Affiliates, collectively, cease to beneficially own at least 6,084,400 Shares, as such number may be proportionately adjusted for stock splits, reverse stock splits and the like after the date hereof, and (B) the date, if any, on which the Cardinal Stockholders or their Affiliates acquire beneficial ownership of, collectively, more than 10% of the outstanding equity of any Competing Entity, the Cardinal Stockholders will cease to have the right to designate any nominee for election to the Board pursuant to Section 2.1(b)(i).

(ii) In the case of Bindley Capital:

(A) upon the earlier of (A) such time as Bindley Capital and its Affiliates cease to beneficially own, collectively, at least 15,211,000 Shares, as such number may be proportionately adjusted for stock splits, reverse stock splits and the like after the date hereof, and (B) the date, if any, on which Bindley Capital or its Affiliates acquire beneficial ownership of, collectively, more than 10% of the outstanding equity of any Competing Entity, Bindley Capital will cease to have the right to designate two nominees for election to the Board pursuant to Section 2.1(b)(ii), and will thereafter only have the right to designate on such nominee pursuant to Section 2.1(b)(ii), subject to Section 2.1(e)(ii)(B) below; and

(B) upon the earlier of (A) such time as Bindley Capital and its Affiliates cease to beneficially own, collectively, at least 6,084,400 Shares, as such number may be proportionately adjusted for stock splits, reverse stock splits and the like after the date hereof, and (B) the date, if any, on which Bindley Capital or its Affiliates acquire beneficial ownership of, collectively, more than 10% of the outstanding equity of any Competing Entity, Bindley Capital will cease to have the right to designate any nominee for election to the Board pursuant to Section 2.1(b)(ii).

(iii) If at any time Burke or Morris ceases to be an executive officer of the Company, the obligation of the Stockholders to nominate such Person for election to the Board pursuant to Section 2.1(b)(iii) or (iv), as applicable, will terminate.

Section 2.2. Company Cooperation. The Company will take such action as may be required under applicable Law, the Charter and the Bylaws (subject to such vote of the Board as may be required) (a) to cause the Board to consist of the number of Directors specified in Section 2.1(a), (b) to cause one of the Directors to be appointed and serve as the Chairman of the Board in accordance with Section 2.1(c), and (c) to include in the slate of nominees to be voted upon by stockholders of the Company the Persons designated for nomination to the Board in accordance with Section 2.1(b).

Section 2.3. Affiliate Transactions. Except for such transactions as are contemplated by agreements to which the Company is a party on the date hereof or to be entered into on the date hereof, any transaction between the Company or any Subsidiary of the Company, on the one hand, and a Stockholder or any Affiliate of such Stockholder, on the other, will require the approval of a majority of the disinterested members of the Board.

Section 2.4. Stockholder Votes. In connection with any vote taken at any meeting of the stockholders of the Company or any action by written consent of the stockholders of the Company in lieu thereof (other than with respect to the election of Directors, which is governed by Section 2.1), each Stockholder will vote, or act by written consent with respect to, all of its Voting Securities in the manner determined by the Stockholders holding a majority of the Voting Securities held by all Stockholders at the time of such vote or action.

ARTICLE III

TRANSFERS

Section 3.1. Rights and Obligations of Transferees. No Stockholder will Transfer any Equity Securities, except in compliance with the Securities Act, the Charter, any applicable state or foreign securities Laws, and this Agreement. Any Transfers in violation of this Agreement will be null and void, and the Company will not in any way give effect to any such impermissible Transfer. Prior to the consummation of a Transfer by any Stockholder to an Affiliate, and as a condition thereto, the applicable Transferee will agree in writing to be bound by the terms of this Agreement (if not already bound hereby) to the same extent as the Transferring Stockholder is bound hereunder prior to giving effect to such Transfer.

Section 3.2. Standstill Agreement.

(a) Prior to the seventh anniversary of the date hereof, without the prior written consent of the Board, except (i) by way of stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other like distributions made to holders of Equity Securities generally or (ii) pursuant to the terms of any stock option, stock purchase or other similar plans for Directors or officers of the Company, if any, each Significant Stockholder (so long as it is a Significant Stockholder) will not, and will not permit any other member of its Restricted Group to, directly or indirectly, acquire, agree to acquire or make a proposal to acquire (or publicly announce or otherwise disclose an intention to propose to acquire) or offer to acquire, by purchase or otherwise, beneficial ownership of any Equity Securities not beneficially owned by them as of the date hereof.

(b) Notwithstanding anything in this Section 3.2 to the contrary, a Significant Stockholder or any member of its Restricted Group will not be prohibited from making a confidential proposal to the Board to acquire additional Equity Securities if the Board (i) determines to effect, or to solicit proposals to effect, a Sale of the Company, or (ii) causes the Company to enter into a definitive agreement providing for the Sale of the Company.

Section 3.3. Going Private Transactions. Prior to the seventh anniversary of the date hereof, without the prior written consent of the Board, no Significant Stockholder (so long as it is a Significant Stockholder) will, or will permit any other member of its Restricted Group to, make any public announcement with respect to, or submit a proposal for, or offer in respect of (with or without conditions) any transaction or series of transactions that would constitute or result in a Going-Private Transaction, unless such Going-Private Transaction: (a) which is not a tender or exchange offer made by any member of such Significant Stockholder’s Restricted Group, is (i) approved by the Board and determined by the Board to be fair to the stockholders of the Company who are not members of such Significant Stockholder’s Restricted Group, in each case with the approval of a majority of the disinterested members of the Board, and (ii) approved by a majority of the outstanding Voting Securities not beneficially owned by members of such Significant Stockholder’s Restricted Group; or (b) which is a tender or exchange offer made by a member of such Significant Stockholder’s Restricted Group and is contingent upon (i) the acquisition of a majority of the outstanding Shares not beneficially owned by members of such Significant Stockholder’s Restricted Group, and accompanied by an undertaking that such member of such Significant Stockholder’s Restricted Group shall acquire all of the Shares, if any, that remain outstanding after the completion of such tender or exchange offer in a merger at the same price per share paid in such tender or exchange offer and (ii) the disinterested members of the Board, being authorized on behalf of the full Board to take and disclose a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to such tender or exchange offer, not recommending that holders of Shares refrain from tendering their Shares in such tender or exchange offer.

Section 3.4. Additional Stock Transfer Limitations. Without the prior written consent of the Board, no Significant Stockholder will, and each Significant Stockholder will use commercially reasonable efforts to cause members of its Restricted Group not to, directly or indirectly, Transfer Equity Securities to (a) any Person who is a Competing Entity or (b) any Person who, together with its Affiliates, would beneficially own 10% or more of the Company’s outstanding Shares following such Transfer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:

(a) the Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b) the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of the Charter or Bylaws.

Section 4.2. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other Stockholder and to the Company as follows:

(a) such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b) the execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents.

ARTICLE V

MISCELLANEOUS

Section 5.1. Termination. This Agreement will terminate upon the earlier of (a) the 15th anniversary of the date of this Agreement, (b) a Sale of the Company, and (c) the date on which both (i) the rights of each Stockholder pursuant to Section 2.1(b) to nominate individuals for election to the Board (or to be nominated for election to the Board), have terminated in accordance with the terms of Section 2.1(e), and (ii) no Stockholder continues to be a Significant Stockholder; provided, however, that, notwithstanding anything in this Section 5.1 to the contrary, the rights and obligations of each Stockholder under this Agreement will terminate on the date on which such Stockholder no longer beneficially owns any Equity Securities.

Section 5.2. Confidentiality. Each Stockholder agrees with the Company to, and agrees with the Company to use commercially reasonable efforts to cause its Representatives to, keep confidential and not divulge any Information; provided, however, that nothing herein will prevent any Stockholder from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder or Representative, (c) to the extent required by Law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to other Stockholders, or (f) to such Stockholder’s Representatives that in the reasonable judgment of such Stockholder need to know such Information; provided, further, that, in the case of clause (a), (b) or (c), such Stockholder will notify the Company of the proposed disclosure as far in advance of such disclosure as reasonably practicable and, if requested by the Company, use commercially reasonable efforts (but at the sole expense of the Company) to ensure that any Information so disclosed is accorded confidential treatment, when and to the extent available.

Section 5.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective without the approval of the Company and the Stockholders holding a majority of the outstanding Shares held by all Stockholders; provided, however, that (a) this Agreement may not be amended, modified or waived in any manner adversely affecting the rights or obligations of any Stockholder without the prior written consent of such Stockholder, (b) no amendment, modification or waiver to Section 2.1 (directly or by amendment of the definitions used therein) will adversely affect the rights of a Stockholder to designate nominee(s) for election to the Board in accordance with this Agreement without the consent of such Stockholder, as the case may be, (c) amendment, modification or waiver of this Section 5.3 will require the prior written consent of each Stockholder, and (d) any Stockholder may terminate or waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.

Section 5.4. Successors, Assigns and Transferees. Except as expressly set forth herein, this Agreement will bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 5.5. Notices. All notices and other communications to be given to any party hereunder will be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an email or other electronic transmission (receipt confirmation requested), and will be directed to the address set forth below (or at such other address or email address as such party will designate by like notice):

if to the Company, to:

Guardian Pharmacy Services, Inc.

300 Galleria Parkway SE, Suite 800

Atlanta, Georgia 30339

Attention: Fred P. Burke

Email: Fred.Burke@guardianpharmacy.net

if to any Stockholder, to the address of such Stockholder as shown in Schedule I hereto.

Section 5.6. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 5.7. Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that they may have related to the subject matter hereof in any way. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof.

Section 5.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, will impair any such right, power or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, will be cumulative and not alternative.

Section 5.9. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

Section 5.10. Specific Performance; Jurisdiction.

(a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that any non-breaching party will be entitled to seek an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The provisions of this Section 5.10(a) are in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns will be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.5. Nothing in this Section 5.10 will affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 5.11. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 5.11.

Section 5.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.13. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 5.14. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which will constitute one and the same instrument. Signatures provided by electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

Section 5.15. Certain Indemnification Matters. The Company hereby acknowledges that an Indemnitee (as defined in the Charter) who is an officer, director, partner, member, manager, employee, managing director or Affiliate of, or a Director nominee pursuant to Section 2.1 of, a Stockholder (each such Indemnitee, a “Specified Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance pursuant to charter documents, constitutive agreements or other agreements with such Stockholder or Affiliates of such Stockholder or other Person (other than the Company and its Affiliates) of which such Specified Indemnitee is an officer, director, partner, member, manager, employee, managing director or Affiliate (collectively, the “Secondary Indemnitors”). In furtherance of the foregoing, the Company hereby covenants and agrees as follows:

(a) The Company will be the indemnitor of first resort for any claims or proceedings (collectively, “Covered Claims”) for which any Specified Indemnitee is entitled, under the Charter or otherwise, to indemnification by the Company (i.e., the Company’s obligations to each such Specified Indemnitee with respect to any Covered Claim are primary and any obligations of any Secondary Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Specified Indemnitee with respect Covered Claims are secondary).

(b) Subject to Sections 1 and 2 of Article IX of the Charter, the Company will pay the expenses (including attorneys’ fees and expenses) incurred by any Specified Indemnitee in defending any Covered Claim in advance of such Covered Claim’s final disposition, without regard to any rights any such Specified Indemnitee may have against any Secondary Indemnitor.

(c) The Company hereby irrevocably waives, relinquishes and releases each Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect of any Covered Claim.

The Company further agrees that no advancement or payment by any Secondary Indemnitor on behalf of any such Specified Indemnitee with respect to any Covered Claim for which any such Specified Indemnitee has sought indemnification from the Company will affect the foregoing and any such Secondary Indemnitor will have a right of contribution and/or subrogation to the extent of such advancement or payment to all of the rights of recovery of such Specified Indemnitee against the Company. Any amendment, repeal or modification of this Section 5.15 will not adversely affect any right or protection of a Specified Indemnitee or Secondary Indemnitor existing prior to such repeal or modification.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be executed effective as of the date set forth in the first paragraph hereof.

GUARDIAN PHARMACY SERVICES, INC.

By:
Name	Fred P. Burke
Title:	President and Chief Executive Officer

[Signature Page to Stockholders’ Agreement]

BINDLEY CAPITAL PARTNERS I, LLC

By:
Name:	Thomas J. Salentine, Jr.
Title:	President

PHARMACY INVESTORS, LLC

By:
Name:	James L. Smeltzer
Title:	Managing Member

CARDINAL EQUITY FUND LP

By: Cardinal Equity Partners, LLC, its General Partner

By:
Name:	James L. Smeltzer
Title:	Managing Member

FRED P. BURKE

DAVID K. MORRIS

G. KENDALL FORBES

[Signature Page to Stockholders’ Agreement]

Schedule I--Stockholder Information

Stockholder	Equity Securities	Notice Information